                                                                      Exhibit 11


              Statement Regarding Computation of Per Share Earnings



                                                1996                1995                  1994
PRIMARY:

Average Number of Common Shares              3,810,331            3,809,757           3,623,763
Average Common Share Equivalents                     0                    0              10,398
                                                     -                    -              ------
  Average Shares Outstanding                 3,810,331            3,809,757           3,634,161


Net Income                                 ($9,483,364)             $96,117          $3,182,247


Net Income per Common and Common
  Equivalent Share                              ($2.49)               $0.03               $0.88
                                                ======                =====               =====


FULLY DILUTED:

Average Number of Common Shares              3,810,331            3,809,757           3,623,763
Average Common Shares Equivalents                    0                    0              29,192
                                                     -                    -              ------
  Average Shares Outstanding                 3,810,331            3,809,757           3,652,955


Net Income                                 ($9,483,364)             $96,117          $3,182,247


Net Income per Common and Common
  Equivalent Share                              ($2.49)               $0.03               $0.87
                                                ======                =====               =====





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